Exhibit 10.11

                 INTERCOMPANY SERVICES AGREEMENT


     This Intercompany Services Agreement ("Agreement"), dated as of December 14, 1993, between Harcourt General, Inc., a Delaware corporation ("Harcourt"), and GC Companies, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Company is a wholly owned subsidiary of Harcourt;

     WHEREAS, the Board of Directors of Harcourt has approved a transaction in which Harcourt's theatre business will be transferred to the Company, all of the shares of stock in the Company will be distributed to the shareholders of Harcourt, and the Company will become a publicly owned corporation (the
"Spinoff");

     WHEREAS, Harcourt is willing effective November 1, 1993 to provide many of the corporate services to the Company heretofore provided by it to the theatre business and such corporate services as may be required by a publicly owned corporation, and the Company desires to receive and pay for such services, as provided herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, Harcourt and the Company hereby agree as follows:

     1. Corporate Services To Be Made Available. For the period provided for under paragraph 6 hereof, Harcourt agrees to make available to the Company, and the Company agrees to purchase from Harcourt, the services described below, together with such other services as to which Harcourt and the Company may from time to time agree (collectively the "Corporate Services"), on the terms provided herein:

     (a) auditing, accounting, payroll, and bookkeeping advice and services, to be provided by Harcourt's internal accounting and auditing staff;

     (b) legal advice and services to be provided by Harcourt's internal legal staff, including, without limitation, assistance with respect to claims which may be or have been asserted or are the subject of litigation (provided that Harcourt's internal legal staff shall not provide services to the Company with respect to any disagreements between Harcourt and the Company); the preparation and review of documents involving loans, financing transactions, real estate matters, contracts and disclosure relating to reporting requirements under the federal securities laws; consultation related to legal and administrative proceedings and compliance with applicable laws and regulations;

     (c) tax advice and services, including, without limitation, the preparation of federal, state and local tax returns, to be provided by Harcourt's internal tax staff;

     (d) accounting services related to financial reporting and the preparation of financial statements and disclosure documents required under the federal securities laws, to be provided by Harcourt's controller's staff;

     (e) financial advice and services, including, without limitation, assistance with respect to the raising of additional capital, cash management, treasury management, and risk management services, to be provided by Harcourt's corporate and treasury staff;

     (f) personnel advice and services, including, without limitation, the administration of employee insurance plans, pension plans, compensation, incentive, retirement and benefit plans, to be provided by Harcourt's human resources staff; and

     (g) assistance in organizational matters associated with shareholders' meetings and meetings of the board of directors and the committees of the board, assistance in preparation of certain public documents, including, without limitation, preparation of annual and quarterly reports and proxy statements, and in administration of compensation, incentive, benefit and retirement plans, and such other management and other services, not specified herein, which are of the type normally performed by the corporate staffs of public corporations, to be provided by Harcourt's corporate staff.

     Harcourt and the Company will cooperate in planning the scope and timing of the Corporate Services provided by Harcourt under this Agreement in order to minimize or eliminate interference with the conduct of Harcourt's business activities. If such interference is unavoidable, Harcourt will apportion, in its sole discretion, the available services in a fair and reasonable manner.


     2. Standard of Conduct. In providing Corporate Services to the Company, Harcourt's officers and employees shall conduct themselves in accordance with the Company's written policies and procedures. Harcourt will use reasonable efforts in providing the Corporate Services to the Company and will perform such services with the same degree of care, skill and prudence customarily exercised for its own operations. To the extent possible, such Corporate Services will be substantially identical in nature and quality to the services currently provided or otherwise made available during the term of this Agreement by Harcourt to its subsidiaries and their respective operating divisions, including Harcourt's theatre division. Notwithstanding the foregoing, in providing such Corporate Services Harcourt and its directors, officers and employees will not be responsible for and shall have no liability for the accuracy, completeness or timeliness of any advice or service or any return, report, filing or other document which it or any of them provides, prepares or assists in preparing, except to the extent that any inaccuracy, incompleteness or untimeliness arises from the gross negligence or willful misconduct of Harcourt or its directors, officers or employees. The Company shall indemnify, defend and hold harmless Harcourt and its directors, officers and employees from and against any and all damage, cost, loss, liability and expense (including reasonable attorneys fees) in connection with any and all actions or threatened actions arising out of the performance of the Corporate Services hereunder, except in circumstances where the party that would otherwise be indemnified hereunder is found by a court of competent jurisdiction to have not met the standard of care described in the preceding sentence. In no event will Harcourt or its directors, officers or employees be liable for any indirect, special or consequential damages in connection with or arising out of the performance of Corporate Services under this Agreement.

     3.   Cost of Services.

     (a) Promptly following the completion of the Spinoff, Harcourt and the Company shall estimate the probable level of Corporate Services to be provided under this Agreement and shall agree upon the amount of the fee to be paid to Harcourt by the Company for the Company's fiscal year ending October 31, 1994, on the assumption that such estimated level of Corporate Services will actually be provided. In determining the fee to be paid, Harcourt and the Company shall value Corporate Services based on Harcourt's direct and indirect costs allocable thereto, calculated in accordance with Harcourt's usual accounting practices.

     (b) The Company agrees to pay to Harcourt on the first business day of each fiscal quarter (except that the payment for the fiscal quarter beginning November 1, 1993 shall be made promptly after the initial determination of the fee in accordance with subparagraph (a)) that portion of the fee, determined initially as set forth in subparagraph (a) and subject to adjustment in accordance with subparagraph (c), attributable to the Corporate Services to be provided by Harcourt during such quarter.

     (c) As soon as practicable after the end of fiscal 1994, but in no event later than January 31, 1995, Harcourt and the Company shall, based on a detailed review, determine the actual level of Corporate Services rendered by Harcourt during fiscal 1994 and make such adjustments in the fee as is necessary to reflect such level. Harcourt shall cause its employees to keep records of the time they devote in providing Corporate Services to the Company, in order to facilitate such review and determination and to permit a proper adjustment to be made. With the benefit of experience, Harcourt and the Company shall estimate the level of Corporate Services to be provided for the Company's fiscal years subsequent to fiscal 1994, and shall follow the same procedures for payment, review and adjustment.

     (d) The Company also agrees to reimburse Harcourt, within 15 business days of presentation of invoices therefor, for all reasonable out-of-pocket expenses incurred by Harcourt in providing Corporate Services.

     (e) In addition, the Company agrees to reimburse Harcourt within 15 business days of presentation of invoices therefor, for all reasonable expenses for outside professional services incurred by Harcourt for the benefit of the Company, including, without limitation, public accounting services, outside legal services, actuarial services, banking and financial advisory services, property tax and personnel consulting services, and outside marketing, public relations and appraisal services.

     (f) The failure of the Company to make any payment hereunder within 30 days of the date such payment is due shall result in the Company owing Harcourt interest at the rate of 10% per annum on the amount due from the date payable to the actual payment date.

     4. Requirement of Approval By Independent Directors of the Company. All determinations on behalf of the Company made pursuant to paragraphs 3 and 6 hereof must be approved by a committee consisting solely of directors of the Company who are not employed by or otherwise affiliated with Harcourt (the "Independent Committee"). In carrying out its duties pursuant to this Agreement, the Independent Committee may retain such independent accountants, lawyers and other experts as it deems necessary or prudent to retain, and the expenses of all such professionals shall be reimbursed by the Company.

     5. Information and Witnesses. Harcourt shall provide to the Company and the Company shall provide to Harcourt, upon the other's written request, at reasonable times, full and complete access to, and duplication rights with respect to, any and all Information, as defined below, as the other may reasonably request and require, and Harcourt shall use its best efforts to make available to the Company, and the Company shall use its best efforts to make available to Harcourt, upon the other's written request, the officers, directors, employees and agents of Harcourt and of the Company, respectively, as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the Company or Harcourt, as the case may be, may from time to time be a party; provided, however, that neither Harcourt nor the Company need provide any Information or make available witnesses to the other to the extent that doing so would (i) unreasonably interfere with the performance by any person of such person's duties to the party to which a request under this paragraph 5 is made or otherwise cause unreasonable burden to such party, (ii) result in a waiver of any attorney-client or work product privilege of such party or its legal counsel, (iii) require either Harcourt or the Company to provide any Information which relates to the subject matter of any legal, administrative or other proceeding in which Harcourt and the Company are adverse parties, or (iv) result in any breach of any agreement with a third party; and provided, further, that the party providing Information or making available witnesses pursuant to this paragraph 5 shall be entitled to receive from the other party, upon presentation of reasonably detailed invoices therefor, payment of its reasonable out-of-pocket costs (including reasonable attorneys' fees) incurred in connection with providing Information or making witnesses available. The term "Information" as used in this paragraph 5 means any books, records, contracts, instruments, data, facts and other information in the possession or under the control of either Harcourt or the Company and necessary or desirable for use in legal, administrative or other proceedings or for auditing, accounting or tax purposes.

     6. Term of Agreement. This Agreement shall become effective as of November 1, 1993, shall remain in effect through October 31, 1994, and shall continue in effect thereafter unless terminated as of the end of a month, with respect to the performance of Corporate Services in whole or in part, by either party upon not less than 90 days' written notice. Termination of Corporate Services in part shall not result in the termination of this Agreement. Termination of Corporate Services in whole shall result in the termination of this Agreement except that the obligations of the parties under paragraphs 3, 5 and 9 shall continue after such termination. A final fee adjustment on the basis described in paragraph 3(c) shall be made within 90 days of the date as of which Corporate Services are terminated in whole. An appropriate revision of quarterly fees remaining to be paid shall be made following the date as of which Corporate Services are terminated in part.

     7. Independence. All employees and representatives of Harcourt providing the Corporate Services to the Company will be deemed for purposes of all compensation and employee benefits to be employees or representatives of Harcourt and not employees or representatives of the Company. In performing such services such employees and representatives will be under the direction, control and supervision of Harcourt (and not of the Company) and Harcourt will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

     8. Independent Contractor. The relationship of Harcourt to the Company which is created hereunder is that of an independent contractor. This Agreement is not intended to create and shall not be construed as creating between the Company and Harcourt the relationship of affiliate, principal and agent, joint venture, partnership, or any other similar relationship, the existence of which is hereby expressly denied.

     9. Confidentiality. Any and all information which is not generally known to the public which is exchanged between the parties in connection with the performance of this Agreement, whether of a technical or business nature, shall be considered to be confidential. The parties agree that confidential information shall not be disclosed to any third party or parties without the written consent of the other party, except as permitted below.
Each party shall take reasonable measures to protect against disclosure of confidential information by its officers, employees and agents. Confidential information shall not include any information (i) which is or becomes part of the public domain other than as a result of the breach of a party's obligation hereunder,
(ii) which is obtained from third parties who are not bound by confidentiality obligations or (iii) which is required to be disclosed by law or the rules of any state or Federal regulatory agency or any securities exchange (including NASDAQ) on which the Company's or Harcourt's securities might be listed for trading.
The provisions of this section shall survive the termination of this Agreement.

     10.  Miscellaneous.

     (a) Nonassignability of Agreement. Except by operation of law or in connection with the sale of all or substantially all the assets of a party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by Harcourt and the Company and their respective successors and permitted assigns.

     (b) Further Assurances. Subject to the provisions hereof, each of the parties hereto shall make, execute, acknowledge and deliver such other actions and documents as may be reasonably required in order to effectuate the purposes of this Agreement, and to comply with all applicable laws, regulations, orders and decrees, and obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority, as may be necessary or desirable in this connection.

     (c) Waivers. No failure or delay on the part of Harcourt or the Company in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, or any abandonment or discontinuance of steps to enforce such a right, preclude any other or further exercise thereof or the exercise of any other right. No modification or waiver of any provision of this Agreement nor consent to any departure by Harcourt or the Company therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Any consent or waiver by the Company under this paragraph 10(c) shall be approved by the Independent Committee.

     (d) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby.

     (e) Amendments. This Agreement may be amended or supplemented only in writing executed by the parties hereto under authorization by their respective Boards of Directors (including, in the case of the Company, the approval of the Independent Committee).

     (f) Notices. All notices, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telegram or by telephonic facsimile transmission, or sent by registered mail, postage prepaid, to:

          The Company at:          27 Boylston Street
                                   Chestnut Hill, MA 02167
                                   Attention: President

          Harcourt at:             27 Boylston Street
                                   Chestnut Hill, MA  02167
                                   Attention: President

          and shall become effective upon receipt.

     (g) Governing Law. Despite any different result required by any conflicts of law provisions, this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     (h) Force Majeure. Anything else in this Agreement notwithstanding, Harcourt shall be excused from performance hereunder while, and to the extent that, its performance is prevented by fire, drought, explosion, flood, invasion, rebellion, earthquake, civil commotion, strike or labor disturbance, governmental or military authority, act of God, mechanical failure or any other event or casualty beyond the reasonable control of Harcourt, whether similar or dissimilar to those enumerated in this paragraph (hereafter a "Casualty"). In the event of a Casualty, the Company shall be responsible for making its own alternative arrangements with respect to the interrupted services.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   HARCOURT GENERAL, INC.


                                   s/Robert J. Tarr, Jr.
                                   Robert J. Tarr, Jr.
                                   President and
                                   Chief Executive Officer

                                   GC COMPANIES, INC.


                                   s/Richard A. Smith
                                   Richard A. Smith
                                   Chairman, President and
                                   Chief Executive Officer